EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN REPORTS RECORD ANNUAL SALES;
RESULTS FOR THE QUARTER AND FISCAL YEAR ENDED JUNE 30, 2006

DANBURY, CT., July 27, 2006 - Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) today reported operating results for the three and twelve months ended June 30, 2006.

Year Ended June 30, 2006

For the twelve months ended June 30, 2006, the Company achieved record sales totaling $1.066 billion, an increase of 12.4% from $949.0 million in the prior year. Net delivered sales for the Company’s Retail division increased 17.9% to $691.0 million, while Wholesale sales increased 11.0% to $736.1 million during that same period. Comparable Ethan Allen store delivered sales increased 12.3% over the prior year.

For the twelve months ended June 30, 2006, earnings per share, which includes a pre-tax restructuring and impairment charge of $4.2 million related to the Company’s ongoing conversion of one of its existing manufacturing facilities into a regional distribution center, increased 14.6% to $2.51 on net income of $85.7 million. This compares to earnings per share and net income of $2.19 and $79.3 million, respectively, in the prior year. Excluding the impact of the restructuring and impairment charge, earnings per share for the current twelve-month period amounted to $2.59 on net income of $88.3 million.

During the current fiscal year, the Company utilized $84.1 million of available cash from operations to repurchase 2.5 million shares of its common stock in the open market. As of June 30, 2006, the Company had remaining authorization available to repurchase an additional 1.6 million shares.

Three Months Ended June 30, 2006

Net delivered sales for the quarter ended June 30, 2006 increased 12.3% to $272.0 million from $242.3 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 21.8% to $184.4 million, while Wholesale sales increased 3.6% to $178.0 million during that same period. Comparable Ethan Allen store delivered sales increased 12.8% over the prior year quarter.

For the quarter ended June 30, 2006, earnings per share increased 17.9% to $0.66 on net income of $22.4 million. This compares to earnings per share and net income of $0.56 and $19.5 million, respectively, in the prior year comparable period.

During the current quarter, the Company utilized $33.0 million of available cash from operations to repurchase 910,900 shares of its common stock in the open market.

Farooq Kathwari, Chairman and CEO, commented: “We are pleased with our results for the year and in reaching the milestone of $1 billion in annual sales. We believe that the continued progress being made by Ethan Allen is reflective of several initiatives undertaken in recent years, including: the continued repositioning of our retail network; investments to increase the professionalism of our retail management team; the success of new product introductions; improved advertising and marketing programs; and faster delivery of our products to our customers. All of these initiatives have been undertaken with a common objective – a renewed focus on superior customer service.”

Mr. Kathwari continued: “As I have stated previously, a number of these initiatives have entailed significant cost. Still, despite these costs and the current year effects of the higher prices of selected raw materials and fuel, we have recognized notable increases in both profitability and operating cash flow.”

Commenting on the Company’s outlook for the fiscal year ended June 30, 2007, Mr. Kathwari stated: “While the results of the last twelve months are encouraging, written business in recent months has slowed from the levels noted during the past year. In addition, we remain cautiously aware of the state of the economy and the threat of further increases in interest rates and fuel prices which could have an adverse impact on consumer spending and profitability. Still, with the strategies we’ve recently implemented, we believe we have the opportunity to continue to grow our business. At the present time, we believe that fiscal year 2007 sales and earnings per share will increase 5-7% and 10-12%, respectively. As always, we will provide updates to this guidance during the year should circumstances warrant.”

Ethan Allen is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through an exclusive network of 306 interior design centers in the United States and abroad, of which 139 are Company-owned. Ethan Allen has 11 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Thursday, June 27th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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Ethan Allen Interiors Inc.
Selected Financial Information
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Net Sales	$272.0	$242.3	$1,066.4	$949.0
Gross Margin	51.4%	49.9%	50.7%	48.6%
Operating Margin	13.5%	13.3%	13.4%	13.6%
Operating Margin (ex restructuring & impairment charge)	13.5%	13.3%	13.8%	13.6%
Net Income	$22.4	$19.5	$85.7	$79.3
Net Income (ex restructuring & impairment charge)	$22.4	$19.5	$88.3	$79.3
Operating Cash Flow	$39.7	$24.2	$132.1	$103.3
Capital Expenditures	$13.2	$6.1	$41.5	$30.3
Treasury Stock Repurchases (settlement date basis)	$33.0	$22.6	$84.1	$82.2
EBITDA	$44.2	$37.3	$168.8	$151.4
EBITDA as % of Net Sales	16.2%	15.4%	15.8%	16.0%
EBITDA (ex restructuring & impairment charge)	$44.2	$37.3	$173.0	$151.4
EBITDA as % of Net Sales (ex restructuring & impairment charge)	16.2%	15.4%	16.2%	16.0%

Selected Financial Data by Business Segment:

	Three Months Ended		Twelve Months Ended
Retail	6/30/06	6/30/05	6/30/06	6/30/05
Net Sales	$184.4	$151.4	$691.0	$586.2
Operating Margin	4.6%	3.1%	2.9%	2.2%

	Three Months Ended		Twelve Months Ended
Wholesale	6/30/06	6/30/05	6/30/06	6/30/05
Net Sales	$178.0	$171.8	$736.1	$663.2
Operating Margin	15.7%	17.1%	17.0%	17.5%
Operating Margin (ex restructuring & impairment charge)	15.7%	17.1%	17.6%	17.5%

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2006	2005	2006	2005
Net sales	$272,002	$242,260	$1,066,390	$949,012
Cost of sales	132,160	121,482	525,408	487,958

Gross profit	139,842	120,778	540,982	461,054
Operating expenses:
Selling	58,113	50,707	224,404	188,054
General and administrative	44,878	37,922	169,665	144,241
Restructuring and impairment charges	-	-	4,241	(219)

Total operating expenses	102,991	88,629	398,310	332,076

Operating income	36,851	32,149	142,672	128,978
Interest and other miscellaneous income	1,976	(203)	4,926	1,203
Interest and other related financing costs	2,996	273	9,493	761

Income before income tax expense	35,831	31,673	138,105	129,420
Income tax expense	13,437	12,162	52,423	50,082

Net income	$22,394	$19,511	$85,682	$79,338

Basic earnings per share:
Net income per share	$0.68	$0.57	$2.58	$2.24

Basic weighted average shares outstanding	32,819	34,531	33,210	35,400
Diluted earnings per share:
Net income per share	$0.66	$0.56	$2.51	$2.19

Diluted weighted average shares outstanding	33,824	34,960	34,086	36,193

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2006	June 30, 2005
Assets
Current Assets:
Cash and cash equivalents	$173,801	$3,448
Accounts receivable, net	22,179	28,019
Inventories	189,650	186,479
Prepaid expenses and other current assets	38,126	46,443

Total current assets	423,756	264,389
Property, plant, and equipment, net	294,170	275,211
Intangible assets, net	87,899	82,897
Other assets	6,416	5,889

Total Assets	$812,241	$628,386

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt and capital lease obligations	$39	$240
Customer deposits	53,203	53,654
Accounts payable	30,560	19,352
Accrued expenses and other current liabilities	61,916	60,720

Total current liabilities	145,718	133,966
Long-term debt	202,748	12,270
Other long-term liabilities	12,151	12,445
Deferred income taxes	34,182	35,637

Total liabilities	394,799	194,318
Shareholders' equity	417,442	434,068

Total Liabilities and Shareholders' Equity	$812,241	$628,386